Exhibit 99.1

Bionik Laboratories Reports Fiscal Year 2018 Financial Results

TORONTO and BOSTON (June 27, 2018) – Bionik Laboratories Corp. (OTCQB: BNKL) ("Bionik" or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced financial results for fiscal year 2018 ended March 31, 2018.

Corporate highlights of fiscal year 2018 and recent weeks include:

•	Strengthened the board of directors with the appointment of Andre Auberton-Herve as chairman and P. Gerald Malone and Joseph Martin as directors, bringing years of strategic, financial and management expertise

•	Named Eric Dusseux, M.D. to the Company’s board of directors, and subsequently as chief executive officer

•	Hired Renaud Maloberti as chief commercial officer, among other key hires, gaining deep experience with launching medical technology products globally

•	Dedicated significant commercial and technical resources to the launch of the new generation of the InMotion® Arm product, including the development of a significant pipeline of potential customers

•	Shipped the first units manufactured by outsource manufacturing partner Cogmedix, increasing the Company's ability to scale faster and meet the demand expected following the launch of the enhanced version of the InMotion Arm robots

•	Delivered the first units to a clinical hospital and two rehabilitation centers that were supported by the Company’s new financing options

•	Continued development of a lower-limb assistive exoskeleton for individuals with impaired mobility through a previously announced partnership with Wistron Corporation

•	Signed a distribution agreement with Curexo of South Korea and received rights to distribute Curexo’s Morning Walk® lower-body product in the U.S.; shipped three robots to South Korea

•	Made significant progress executing a Chinese joint venture with the establishment of the Chinese entity; various application processes are ongoing

•	Continued development of an InMotion Home product, which is based on the same clinical concepts and rehabilitation protocols as the professional products and is supported by significant clinical data

Financial highlights of fiscal year 2018 and recent weeks include:

•	Reported sales of $987,431 for fiscal year 2018, up 72.6% from fiscal year 2017 sales of $571,945

•	Sold 11 InMotion robots in fiscal year 2018, compared with six InMotion robots in fiscal year 2017

•	Increased gross margin to 59% in fiscal year 2018 from 32% in fiscal year 2017

•	Converted $11,642,226 of notes payable and interest into 187,351,147 common shares at March 31, 2018 and at June 12, 2018

•	Entered into loans payable of $1,960,000 due April 30, 2019 provided by a Company director and its largest shareholder.

Management Commentary

Dr. Dusseux said, “We spent much of fiscal year 2018 laying the foundation for future growth, including strengthening management and corporate governance in addition to realizing our investment in research and development with the launch of our next-generation InMotion Arm. This new interactive robotic system for the rehabilitation of stroke survivors and those with mobility impairment due to neurological conditions provides a commercial product with the same innovative, active-assisted robotic therapy that has been clinically proven with the previous generation, along with a modern design that is smaller and sleeker and is intended to be used with a large number of patients.

“The financial results we are reporting today reflect the beginning of these sales within rehabilitation hospitals. We are optimistic that this next-generation product will be embraced by the prestigious institutions we have targeted and will strengthen the commercial pipeline we have built over the past year. Having already placed the first units at major customer hospitals we believe validates our new industrial and commercial strategy.

“The agreement with manufacturing partner Cogmedix is increasing our production capacity. At the same time, we are gaining momentum with the key partnerships and joint ventures formed over the past year, and have made significant progress as we also focus on high-growth opportunities within the consumer market,” Dr. Dusseux added.

Bionik expects to achieve the following milestones during fiscal year 2019:

•	Launch the second generation of InMotion Hand and InMotion Wrist to rehabilitation centers and hospitals

•	Extend commercial development in North America and abroad

•	Further develop InMotion robotic products for in-home use

•	Continue development with partner Wistron Corporation of the Company’s first lower-cost, lower-limb assistive exoskeleton for the large and growing elderly population

•	Continue the transition to outsource all commercial manufacturing to support the expected increase in product demand

•	Increase sales of service contracts and warranties

•	Work toward an uplisting of Bionik’s common stock to an accredited U.S. exchange

Summary of Financial Results for the Year ended March 31, 2018

Sales for fiscal year 2018 were $987,431, compared with $571,945 for fiscal year 2017. The Company sold 11 InMotion robots in fiscal year 2018 compared with six robots in the previous fiscal year. In addition, deferred revenue comprised of training to be provided and extended warranties increased to $122,667 for fiscal year 2018 from $98,624 for fiscal year 2017. Extended warranties and training are important and growing parts of the Company’s business.

Gross profit for fiscal year 2018 was $584,766, or 59% of sales, compared with $183,189, or 32% of sales, for fiscal year 2017. The fiscal year 2018 gross margin is more in line with expected levels as the fiscal year 2017 gross margin was negatively impacted by inventory write-offs related to the introduction of new models of InMotion robots.

The Company reported a comprehensive loss for fiscal year 2018 of ($14,625,790), or a loss per share of ($0.14), compared with a comprehensive loss of ($8,069,402), or a loss per share of $(0.09), for fiscal year 2017. The higher loss is due to expenses related to increasing the Company’s sales and marketing team and $4,856,524 of other expense, the majority of which are non-cash and relate primarily to the conversion of debt into common shares.

Bionik had cash and cash equivalents of $507,311 as of March 31, 2018, compared with $543,650 as of March 31, 2017, reflecting the issuance of additional convertible promissory notes offsetting operating expenses. The Company’s working capital deficit was ($6,711,941) as of March 31, 2018, compared with ($3,415,670) as of March 31, 2017.  The increase is temporary and is due to a requirement that shares to be issued, options and warrants be recorded at fair value, which totaled $5,692,853 at March 31, 2018. As a result of the shares being issued on June 12, 2018, the $5,692,853 was reversed.

About Bionik Laboratories Corp.

Bionik Laboratories (OTCQB: BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development. For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "would," "will," "could," "scheduled," "expect," "anticipate," "estimate," "believe," "intend," "seek," or "project" or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, pipeline of potential sales, capital structure or other financial items, (iii) the Company's future financial performance, (iv) the market and projected market for our existing and planned products and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor contact:

Kim Golodetz

LHA Investor Relations

212-838-3777

Kgolodetz@lhai.com

(Tables to follow)

Bionik Laboratories Corp.

Condensed Consolidated Interim Balance Sheets

(Amounts expressed in U.S. Dollars)

	As at March 31, 2018 (Audited) $	As at March 31, 2017 (Restated) $
Current
Cash and cash equivalents	507,311	543,650
Accounts receivable, (net of allowance for doubtful accounts of $19,694 (March 31, 2017 - $38,600))	212,730	383,903
Inventory	237,443	228,249
Prepaid expenses and other receivables	433,655	228,047
Due from related parties	18,897	18,731
Total Current Assets	1,410,036	1,402,580
Equipment	159,961	227,421
Technology and other Assets	4,706,719	5,030,624
Goodwill	22,308,275	22,308,275
Total Assets	28,584,991	28,968,900
Liabilities and Shareholders' Equity (Deficiency)
Current
Accounts payable	724,673	784,771
Accrued liabilities	1,529,505	1,228,657
Customer advances	800	121,562
Demand Loans	51,479	330,600
Promissory Note Payable	-	236,548
Convertible Loans Payable	-	2,017,488
Shares to be issued, stock options and warrants	5,692,853	-
Deferred Revenue	122,667	98,624
Total Current Liabilities	8,121,977	4,818,250
Shareholders' Equity

Special Voting Preferred Stock, par value $0.001; value $0.001; Authorized - 1 Issued and Outstanding - 1 (March 31, 2017 – 1)	-	-

Common Shares, par value $0.001; Authorized, 250,000,000 (March 31, 2017 – 150,000,000); Issued and outstanding 205,328,106 (March 31, 2017 – 48,885,107) Exchangeable Shares – Authorized – Unlimited, Issued and Outstanding, 44,271,880 (March 31, 2017 – 47,909,336)	249,599	96,794
Additional paid in capital	55,947,606	45,088,171
Deficit	(35,776,340)	(21,076,464)
Accumulated other comprehensive income	42,149	42,149
Total Shareholders' Equity	20,463,014	24,150,650
Total Liabilities and Shareholders' Equity	28,584,991	28,968,900

Bionik Laboratories Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in U.S. Dollars)

	Year ended March 31, 2018 (Audited) $	Year ended March 31, 2017 (Restated) $
Sales	987,431	571,945
Cost of Sales	402,665	388,756
Gross Margin	584,766	183,189
Operating expenses
Sales and marketing	1,989,837	1,188,207
Research and development	2,825,200	2,663,146
General and administrative	3,585,484	3,346,230
Share-based compensation expense	1,540,580	1,001,950
Amortization of technology and other Assets	323,905	550,080
Depreciation	89,026	79,868
Total operating expenses	10,354,032	8,829,481
Other expenses (income)
Accretion expense	1,937,308	-
Interest expense	1,297,205	43,735
Share premium	1,249,994	-
Loss on mark to market re-evaluation	376,674	-
Other income	(107,656)	(692,198)
Foreign exchange loss	102,999	71,573
Total other expenses (income)	4,856,524	(576,890)
Net loss and comprehensive loss for the year	(14,625,790)	(8,069,402)
Loss per share – basic and diluted	$(0.14)	$(0.09)
Weighted average number of shares outstanding – basic and diluted	100,980,341	91,784,976

Bionik Laboratories Corp.

Condensed Consolidated Statements of Cash Flows

(Amounts expressed in U.S. Dollars)

	Year ended	Year ended
	March 31,	March 31,
	2018	2017
	(Audited)	(Restated)
	$	$
Operating activities
Net loss for the year	(14,625,790)	(8,069,402)
Adjustment for items not affecting cash
Depreciation	89,026	79,868
Amortization of intangible assets	323,905	550,080
Interest expense	1,294,005	41,934
Share-based compensation expense	1,540,580	844,162
Accretion expense	1,937,308	-
Shares issued for services	-	157,788
Share premium	1,249,994	-
Loss on market revaluation	376,674	-
Allowance for doubtful accounts	(19,694)	-
	(7,833,992)	(6,395,570)
Changes in non-cash working capital items
Accounts receivable	190,867	(377,413)
Prepaid expenses and other receivables	(205,608)	20,525
Due from related parties	(166)	22,714
Inventory	(9,194)	(39,370)
Accounts payable	(60,098)	(375,572)
Accrued liabilities	304,048	18,674
Customer advances	(120,762)	35,075
Deferred Revenue	24,043	98,624
Net cash used in operating activities	(7,710,862)	(6,992,313)
Investing activities
Acquisition of equipment	(21,567)	(170,790)
Net cash used in investing activities	(21,567)	(170,790)

Financing activities
Cash acquired on acquisition	-	266,635
Proceeds from the exercise of options	-	18,166
Proceeds from the exercise of warrants	1,125,038	40,195
Proceeds from convertible loans	7,111,375	2,000,000
Repayment of Promissory notes principal	(200,000)	-
Repayment of Promissory notes interest	(49,505)	-
Repayment of Demand notes principal	(208,359)	-
Repayment of Demand notes interest	(79,259)	-
Proceeds from short term loan	400,000	-
Repayment of short term loan	(400,000)	-
Repayment of short term interest	(3,200)
Net cash provided by financing activities	7,696,090	2,324,996
Net decrease in cash and cash equivalents for the year	(36,339)	(4,838,107)
Cash and cash equivalents, beginning of year	543,650	5,381,757
Cash and cash equivalents, end of year	507,311	543,650

Supplemental Information:
Assets acquired and liabilities assumed as at April 21, 2016:
Current assets, including cash of $266,635	$478,843
Equipment	59,749
Intangible assets	5,580,704
Goodwill	22,308,275
Accounts payable	(241,299)
Accrued liabilities	(361,029)
Customer deposits	(86,487)
Demand notes payable	(324,894)
Promissory Notes payable	(217,808)
Bionik advance	(1,436,164)
Non-cash consideration	$25,759,890

The above financial information has been derived from the Company's audited consolidated financial statements as of March 31, 2018 and 2017 found in the Company's Annual Report on Form 10-K filed with the SEC on June 27, 2018.

The Company will require additional financing this year to fund its operations and is currently working on securing this funding through corporate collaborations, public or private equity offerings and/or debt financings, and its financial statements include a going concern qualification.

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